UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

October 8, 2013

____________________________

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388 (Commission File Number)		45-2808694 (IRS Employer Identification No.)
2375 Wardlow Road Corona, CA 92882 (Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02 Unregistered Sales of Equity Securities

On October 8, 2013, we entered into a Secured Promissory Note with W-Net Fund I, L.P. (“W-Net”) pursuant to which W-Net loaned an aggregate of $500,000 to us. The note bears interest at the rate of 8% per annum, which is payable along with all principal under the note on October 7, 2014, unless earlier repaid. Our obligations under the note are secured by a second priority security interest in all of our assets, other than an S7 automobile in which W-Net has a first priority security interest. Our failure to pay within five business days after the due date amounts payable under the note, our failure to observe any covenants under the note for a period of five days following notice thereof, or our undergoing a bankruptcy or insolvency proceeding constitutes an event of default. Upon the occurrence of a payment or covenant event of default, the note will bear interest at a rate of 13% per annum on all past due amounts and, at W-Net’s option, the entire unpaid principal amount of the note plus accrued and unpaid interest thereon shall become immediately due and payable. Upon the occurrence of an insolvency event of default, the note will bear interest at a rate of 13% per annum and the entire unpaid principal amount of the note plus accrued and unpaid interest thereon shall become immediately due and payable.

On November 30, 2012, Wesley Fry (our founder) and W-Net entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which (1) Mr. Fry sold to W-Net, and W-Net purchased from Mr. Fry, an aggregate of 6,000,000 shares of our common stock (the “Shares”), which Shares represented 75.0% of our then issued and outstanding shares of common stock, (2) Mr. Fry released our company from any and all existing claims, (3) Mr. Fry settled various liabilities of our company and (4) Mr. Fry indemnified W-Net and our company from liabilities arising out of any breach of any representation, warranty, covenant or obligation of Mr. Fry. W-Net paid for the Shares with personal funds. Simultaneous with the closing W-Net sold 3,000,000 shares of our common stock.

On June 26, 2013, W-Net purchased from us a 3.0% Senior Secured Convertible Notes for a cash purchase price of $500,000 and the conversion of $250,000 of Saleen Automotive, Inc.’s (our subsidiary) existing secured convertible debt. The note, excluding accrued interest through its maturity, is convertible into 10,000,000 shares of our common stock at a conversion price of $0.075 per share. Except for the transactions described above, W-Net has no material relationship with our company.

On October 8, 2013, we entered into a Subscription Agreement with each of Forglen LLC, William H. Bokovoy and Brian Pierson (the “Subscribers”) pursuant to which the Subscribers purchased from us an aggregate of 1,333,332 shares of our common stock at a per share price of $0.15 for aggregate proceeds of $200,000 (the “October Financing”).

Pursuant to the Subscription Agreements, we were required to offer to the Subscribers the right to request inclusion of the shares purchased in the October Financing in any registration statement we filed for the purchasers of our 3.0% Senior Secured Convertible Notes. Upon the request of a Subscriber to include such Subscriber’s shares in such registration statement, we are required to use reasonable efforts to include as many of the shares requested to be included in such registration statement as practicable, on a pro rata basis as the securities included in such registration statement for the purchasers of our 3.0% Senior Secured Convertible Notes. Except for the October Financing, the Subscribers have no material relationship with our company.

In connection with the October Financing, we entered into a letter agreement dated September 27, 2013 with Ascendiant Capital Markets, LLC, a registered broker-dealer (“Ascendiant”), pursuant to which we agreed to pay Ascendiant, upon consummation of a financing transaction with parties introduced by Ascendiant during the term and for 12 months following the termination of the letter agreement, 9% of the gross proceeds raised in such transaction from parties introduced by Ascendiant, and to issue to Ascendiant a warrant to purchase shares of our common stock equal to 9% of the equity sold in such transaction. We also agreed to pay Ascendiant, upon consummation of a financing transaction with parties not introduced by Ascendiant during the term of the letter agreement, 3% of the gross proceeds raised in such transaction from parties not introduced by Ascendiant, and to issue to Ascendiant a warrant to purchase shares of our common stock equal to 3% of the equity sold in such transaction. In connection with the October Financing, we paid Ascendiant $6,000 and issued a warrant to purchase 40,000 shares of our common stock, having an exercise price of $0.15 per share and a term of 3 years. The letter agreement has a term of one year, subject to termination upon 10 days notice. Any compensation and reimbursements due to Ascendiant upon termination of the letter agreement survive termination of the letter agreement.

In connection with the securities issued in the October Financing, we did not pay any underwriting discounts or commissions other than as disclosed above. None of the sales of securities described or referred to above in connection with the October Financing was registered under the Securities Act of 1933, as amended (the “Securities Act”). In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act. No general solicitation or advertising was used in connection with the sales.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Secured Promissory Note entered into on October 8, 2013 by Saleen Automotive, Inc. in favor of W-Net Fund I, L.P.
10.2	Form of Subscription Agreement
10.3	Form of Warrant
10.4	Letter Agreement dated September 27, 2013, between Saleen Automotive, Inc. and Ascendiant Capital Markets, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: October 15, 2013 By: __/s/ Steve Saleen__________________

Steve Saleen

President